Contact:

Jon Mills

Director, External Communications

(317) 658-4540

Jon.mills@cummins.com

July 8, 2014

For Immediate Release

Cummins Expands Leadership Team to Drive Sustainable Growth

Rich Freeland to become President and COO, reporting to Chairman and CEO Tom Linebarger; Dave Crompton succeeds Rich Freeland as Engine Business President

Columbus, Indiana – Today, Cummins Inc. (NYSE: CMI) announced a number of leadership changes to build upon the Company’s strong performance and better position Cummins for future profitable and sustainable growth.

“Today Cummins is in a terrific position with our leadership in technologies, unmatched global presence and global partnerships that help our customers succeed wherever they operate,” said Chairman and Chief Executive Officer, Tom Linebarger. “As we continue to grow profitably around the world, we want to have a leadership team capable of meeting our demanding short term targets every day, while making the right long term strategic investments necessary to sustain future profitable growth.  We want to be able to do these two things well on a global basis and during volatile economic conditions.”

As a part of this new expanded structure, the following changes were announced today:

Rich Freeland will assume the role of President and Chief Operating Officer for Cummins, reporting to Tom Linebarger, who will remain Chairman and Chief Executive Officer. In his new role, Freeland will focus on the company’s daily operations to ensure that we meet our financial, customer and operating commitments.

Freeland has been the Engine Business President for Cummins since 2010 overseeing development, manufacturing, marketing and sales for the Company’s largest business unit.

During Rich’s time leading the Engine Business, he oversaw revenue growth from $6.4B in 2010 to over $10B in 2013, a record number of new products launched that have helped Cummins’ customers succeed, and the creation and expansion of numerous global partnerships that have extended the Company’s lead in existing and new markets across the globe.

“Rich has a deep understanding of Cummins’ business, people, customers, and markets, which will be invaluable in his new role,” said Linebarger. “As someone who has been with Cummins since 1979, and has successfully led three of our four business units over the years, Rich knows what it takes to be dependable every time for our customers across the globe.”

Dave Crompton will succeed Freeland as President of the Engine Business.  For more than 25 years, Crompton has been a major force driving transformation and growth in the Engine Business through a variety of roles he has held in the business.  Most recently, Crompton led the Heavy Duty MidRange and Light Duty segment of the Engine Business. In that role, Crompton successfully led the integration of the Heavy, Medium and Light Duty engine businesses into one seamless, global organization for the first time at Cummins and through strong execution helped this area realize strong operational efficiency, cost reduction and financial performance.

“During both good and challenging economic times, Dave has successfully developed and led teams that continuously improved the products, processes and services that our customers depend on for their success,” said Linebarger.  “Dave has helped our engine business expand global partnerships, improve quality and navigate through some of the most strategic and economic challenges our Company has faced. Dave is an outstanding choice to lead our largest business unit profitably and sustainably into the future.”

Further biographical information on Rich Freeland and Dave Crompton:

Rich Freeland

Prior to taking the role of President of the Engine Business, Freeland was President of Components for Cummins. Under his leadership, the Components business improved profitability, strengthened its processes and developed new products, specifically those related to meeting the 2010 emissions regulations in the United States.

Freeland joined Cummins in 1979 at the Cummins Parts Distribution Center in Columbus, Indiana.  He has held several other roles within the Company including Plant Manager of the Diesel ReCon Plant in Memphis, Tennessee; Plant Manager of the Columbus Engine Plant in Columbus, Indiana; Vice President and General Manager of Engine Business Purchasing, Aftermarket and Fuel Systems Business and President of Distribution Business.

A native of Indiana, Freeland attended Purdue University and graduated with a Bachelor of Science in Industrial Management from the Krannert School of Management. In 1987, he earned an MBA from Indiana University’s Kelley School of Business.

Freeland has served on the boards of directors for the National Association of Manufacturers, Purdue University’s Krannert School of Management, the Columbus Heritage Fund, the Bartholomew County United Way and Sauer-Danfoss.

Dave Crompton

As head of the Heavy Duty, Medium and Light Duty business, Crompton successfully led the integration of all three areas of the engine business into one seamless, global organization for the first time at Cummins and through strong execution helped this area realize strong operational efficiency, cost reduction and financial performance.

Prior to leading the Heavy Duty MidRange and Light Duty Engine business, Crompton was Vice President and General Manager for MidRange. In that role, Crompton led the business through the highest investment cycle in new products and capacity expansion while also establishing new business segments and several new partnerships for Cummins. He led teams that focused on fixing fundamental operational issues that resulted in a business that now delivers consistent, high quality returns for Cummins and its stakeholders.

Crompton has held a number of different roles in his 25 years at Cummins including functional roles in Sales and Marketing, Strategy and Planning, and Supply Chain Management.  He also served as a General Manager for core market segments within Cummins such as the Recreational Marine Business earlier in his career.

Crompton also led the overall relationship with Komatsu, Cummins’ largest Off-Highway partner, overseeing the portfolio of joint venture companies and commercial business across both Construction and Mining markets.  He led our Chrysler Business for several years before becoming an Officer of the company in 2006 when he was appointed Vice President and General Manager of the MidRange business.

Crompton attended Williams College and graduated with a Bachelor of Arts. He also holds an executive MBA from Duke University.  Crompton serves on the board of directors for Agility Fuel Systems and is the Executive Sponsor of the upcoming Mill-Race Marathon in Columbus, Indiana.

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 48,000 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations and approximately 6,500 dealer locations. Cummins earned $1.48 billion on sales of $17.3 billion in 2013. Press releases can be found on the Web at www.cummins.com or www.cumminsengine.com.  Follow Cummins on Twitter at @Cummins and on YouTube at Cummins Inc.